EXHIBIT 10-F



                      Financial Counseling Services Program
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         Ford Motor Company provides financial assistance for professional financial counseling services obtained by senior level executives of the Company (Leadership Level 2 and above employees) who elect to participate in the program. The professional financial counseling may include estate planning, income tax planning, investment planning, stock option planning and a review of Company sponsored benefit plans (insurance, retirement and savings plans), as well as individualized financial planning. This program does not cover tax preparation services or transaction/fund management fees. The financial consultant's fees are split between the Company and the executive with the Company paying 75% and the executive paying the remaining 25%